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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549




                                  SCHEDULE 13G
                                 (RULE 13d-1&2)


        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
      13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE
                                    13d-2(b)
                              (AMENDMENT NO. 3)(1)


                                WAVO CORPORATION
                                (Name of Issuer)



                                  Common Shares
                         (Title of Class of Securities)


                                   944027-10-1
                                 (CUSIP Number)



                                  April 8, 1999
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


         [ ]     Rule 13d-1(b)

         [ ]     Rule 13d-1(c)

         [x]     Rule 13d-1(d)

--------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).
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CUSIP No. 944027-10-1                  13G                     Page 2 of 4 Pages


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1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                      David E. Deeds
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2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                            (a)  [ ]
                                            (b)  [ ]

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3.       SEC USE ONLY

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4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.
--------------------------------------------------------------------------------
                         5.       SOLE VOTING POWER
NUMBER OF                                   5,164,861
SHARES                   -------------------------------------------------------
BENEFICIALLY             6.       SHARED VOTING POWER
OWNED BY
EACH                     -------------------------------------------------------
REPORTING                7.       SOLE DISPOSITIVE POWER
PERSON WITH                                  5,164,861
                         -------------------------------------------------------
                         8.      SHARED DISPOSITIVE POWER

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9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    5,164,861
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10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                            [ ]

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11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              16.6%
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12.      TYPE OF REPORTING PERSON*

           IN
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                      *SEE INSTRUCTIONS BEFORE FILING OUT!
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                                                               Page 3 of 4 pages
ITEM 1.

         (a)      Name of Issuer: Wavo Corporation
         (b)      Address of Issuer's Principal Executive Offices:
                  3131 E. Camelback Rd., Suite 320, Phoenix, AZ 85016

ITEM 2.

         (a)      Name of Person Filing: David E. Deeds
         (b)      Address of Principal Business Office or, if none, Residence:
                  3131 E. Camelback Rd., Suite 320, Phoenix, AZ 85016
         (c)      Citizenship:  United States of America
         (d)      Title of Class of Securities:  Common Shares
         (e)      CUSIP Number:  944027-10-1


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a)  [ ]   Broker or Dealer registered under Section 15 of the Exchange
                    Act;

         (b)  [ ]   Bank as defined in Section 3(a)(6) of the Exchange Act;

         (c)  [ ]   Insurance Company as defined in Section 3(a)(19) of the
                    Exchange Act;

         (d)  [ ]   Investment Company registered under Section 8 of the
                    Investment Company Act;

         (e)  [ ]   An investment adviser in accordance with Rule 13d-1(b)(1)
                    (ii)(E);

         (f)  [ ]   An employee benefit plan or endowment fund in accordance
                    with Rule 13d-1(b)(1)(ii)(F);

         (g)  [ ]   A parent holding company or control person in accordance
                    with Rule 13d-1(b)(1)(ii)(G);

         (h)  [ ]   A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act;

         (i)  [ ]   A church plan that is excluded from the definition of an
                    investment company under Section 3(c)(14) of the Investment
                    Company Act;

         (j)  [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4.       OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount Beneficially Owned:5,164,861 (including 501,963 Common
         Shares issuable upon conversion of Series 1994 Cumulative Convertible Preferred Shares and 1,300,000 Common Shares subject to presently exercisable employee stock options)
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                                                               Page 4 of 4 pages

         (b)      Percent of Class: 16.6%

         (c)      Number of shares as to which such person has

                  (i)    sole power to vote or to direct the vote:                    5,164,861*
                  (ii)   shared power to vote or to direct the vote:                          0
                  (iii)  sole power to dispose or to direct the disposition of:       5,164,861*
                  (iv)   shared power to dispose or to direct the disposition of:             0

* Includes 501,963 Common Shares issuable upon conversion of Series 1994 Cumulative Convertible Preferred Shares and 1,300,000 Common Shares subject to presently exercisable employee stock options.

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]


ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10.      CERTIFICATION

         Not applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 February 9, 2000
                                                 ------------------------------
                                                 Date

                                                 /s/ David E. Deeds
                                                 ------------------------------
                                                 Signature

                                                 David E. Deeds
                                                 ------------------------------
                                                 Name/Title